Exhibit 99.1

GL Energy and Exploration, Inc.
141 Adelaide Street West
Suite 1004
Toronto, Ontario M5H 3L5
CANADA

                         GL ENERGY AND EXPLORATION, INC.
                       ANNOUNCES ACQUISITION AGREEMENT OF
                           GOLD MINERATLIZATION CLAIMS

Toronto, Ontario, Canada (March 5, 2003) -- GL Energy and Exploration, Inc. (OTC BB:GLEE) today announced that its wholly owned subsidiary, GL Gold, Inc. has agreed to an asset purchase contract, dated as of February 25, 2003, to acquire a permitted gold mine as well as two unpermitted groups of mining claims which may have gold mineralization. At its election, the company may also acquire certain mining equipment. The mining claims and assets are located in Oregon.

The agreement requires the company to pay a $10,000 deposit, as well as a further $590,000 for the mining claims and $150,000 for the equipment. The purchase is subject to a number of conditions which must be completed on or before April 30, 2003, including the company raising the purchase amounts, and completing its due diligence. In addition, the company will need working capital going forward. No assurance can be given that the company will consummate the purchase.

GL Energy and Exploration, Inc. is a development-stage company. The company is engaged in the fields of mineral exploration, energy and property development within North America. Currently, through its subsidiary, GL Tungsten, the company has one mineral rights project and is investigating financial alternatives for the purpose of exploring the current project, as well as adding additional projects.

This news release includes forward-looking statements that reflect GL Energy and Exploration's current expectations about its future results, performance, prospects and opportunities. GL Energy and Exploration has tried to identify these forward-looking statements by using words and phrases such as "may," "will," "expects," "anticipates," "believes," "intends," "estimates," "should," "typical," "we are confident" or similar expressions. These forward-looking statements are based on information currently available to GL Energy and Exploration and are subject to a number of risks, uncertainties and other factors that could cause GL Energy and Exploration actual results, performance, prospects or opportunities in the remainder of 2003 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.